UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2015

Internet Patents Corporation

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-26083 (Commission File Number)	94-3220749 (I.R.S. Employer Identification No.)

101 Parkshore Dr., Suite 100 Folsom, California 95630

(Address of principal executive offices including zip code)

(916) 932-2860 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

On March 26, 2015, Internet Patents Corporation (“IPC”) completed its previously announced acquisition of Prism Technologies, LLC pursuant to the merger of Strategic Concepts Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of IPC, with and into Prism. Prism is now a wholly-owned subsidiary of IPC. The transaction was consummated pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”) dated November 12, 2014 by and among IPC, Strategic Concepts Acquisition Corp, Prism and Gregory J. Duman as Securityholders Agent.

In the transaction, Prism’s former security holders will receive an aggregate of $16.5 million in cash and 3.5 million shares of IPC common stock. Subject to certain conditions, IPC has also agreed to share future revenue related to Prism’s patents with Prism’s former security holders up to a maximum amount of approximately $49.5 million. As described in Item 5.02 below, Gregory J. Duman, a manager, executive officer and security holder of Prism was appointed to IPC’s board of directors.

The foregoing is a summary description of certain terms of the Merger Agreement and does not purport to be complete, and it is qualified in its entirety by reference to the full text of the Merger Agreement, which was filed as Exhibit 2.1 to the IPC’s Current Report on Form 8-K filed on November 12, 2014.

Item 5.02.  DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On March 20, 2015, IPC entered into a three-year employment agreement with Gregory J. Duman, who will serve as the President of Prism and will be an executive officer of IPC following the completion of IPC’s acquisition of Prism. Mr. Duman will receive an annual salary of $200,000 and options to purchase 112,500 shares of IPC common stock, which vest over the term of his three-year employment agreement. In addition, Mr. Duman is eligible for customary employee benefits provided to other IPC employees.

On March 20, 2015, Prism and Mr. Duman, for the benefit of IPC, entered into a three-year non-competition agreement in connection with the completion of IPC’s acquisition of Prism. The non-competition agreement contains covenants prohibiting Mr. Duman during the term of the agreement from, among other things, (i) competing with Prism’s patent licensing and enforcement business (the “Business”), (ii) performing services or providing products to any client of Prism prior to its acquisition by IPC (a “Client”), (iii) seeking or accepting employment with or becoming a service provider to a Client, or (iv) soliciting employees of IPC or Prism to enter into any employment relationship with or perform services for any Client.

The descriptions of Mr. Duman’s employment agreement and non-competition agreement as set forth above are not complete and are qualified in their entirety by reference to the employment agreement and non-competition agreement, copies of which are attached as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

On March 19, 2015, the IPC Board of Directors approved a resolution, to be effective as of the completion of the acquisition of Prism, expanding the number of directorships to five and appointed Mr. Gregory J. Duman to serve as a new director. Mr. Duman was appointed as a Class III director, and his term will expire at the 2017 annual meeting of stockholders.

Mr. Duman has been the President, Chief Financial Officer and a director of Prism since its inception in August 2003. Prior to joining Prism, Mr. Duman was Chief Financial Officer and Executive Vice President of Transgenomic, Inc., a publicly traded company in the bio-tech industry from 2001 to 2004. Mr. Duman also served on the board of directors of Transgenomic 2000 to 2009. From 2000 to 2001, Mr. Duman was Chief Financial Officer and Executive Vice President of Artios, Inc., a privately held provider of electronic transaction exchange between businesses. From 1983 to 2000, Mr. Duman was employed by Applied Communications/ Transaction Systems Architects, Inc. (“TSA”), a publicly traded software company, and served in a variety of capacities including Controller, Chief Financial Officer, and Executive Vice President. Mr. Duman was also a member of TSA’s board of directors and served as Chairman of the board in 2001. Prior to joining TSA, Mr. Duman spent four years in public accounting as a CPA with Arthur Andersen & Co. Mr. Duman earned a Bachelor of Science in Business Administration with a major in Accounting from the University of Nebraska at Omaha in 1979.

Item 8.01. OTHER EVENTS

On March 30, 2015, IPC issued a press release announcing the completion of its acquisition of Prism. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(a)     Financial Statements of Businesses Acquired. It is not practical to provide the required financial statements at this time. Such financial statements will be filed as an amendment to this Current Report on Form 8-K no later than 71 calendar days after the deadline for filing this Current Report on Form 8-K.

(b) Pro Forma Financial Information. See paragraph (a) above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

INTERNET PATENTS CORPORATION

Date: March 30, 2015	By:	/s/ L. Eric Loewe
Name: L. Eric Loewe
Title: Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description
10.01	Employment Agreement between Gregory J. Duman and Internet Patents Corporation dated March 20, 2015.

10.02	Non-competition Agreement between Gregory J. Duman and Internet Patents Corporation dated March 20, 2015.

99.1	Press Release of Internet Patents Corporation dated March 30, 2015.